                                                                  EXHIBIT 12

     COMPUTATION OF RATIO OF EARNINGS BEFORE FIXED CHARGES TO FIXED CHARGES



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
                                Six Months Ended
                                    June 30,                                 Year Ended December 31,
                              --------------------       -------------------------------------------------------------
                               1997          1996         1996         1995         1994          1993           1992
                              --------------------       -------------------------------------------------------------
Fixed charges:
Interest expense              $ 16.1        $ 15.1       $ 30.9       $ 30.2       $ 30.2        $ 32.1         $ 43.6

Portion of rental expense
  representative of an
  interest factor                .07           0.7          1.4          1.6          2.3           2.0            2.3
                              ------        ------       ------       ------       ------        ------         ------

A. Total fixed charges          16.8          15.8         32.3         31.8         32.5          34.1           45.9

Add: Income before taxes       119.8          41.8        119.7         55.1          5.4         (26.2)          30.6
Less: Capitalized interest      (8.2)          -           (2.6)        (5.6)        (3.7)          -              -
                              ------        ------       ------       ------       ------        ------         ------

B. Earnings before
   fixed charges              $128.4        $ 57.6       $149.4       $ 81.3       $ 34.2        $  7.9         $ 76.5
                              ======        ======       ======       ======       ======        ======         ======

Ratio of earnings before
  fixed charges to fixed
  charges (B/A)                 7.64          3.65         4.63         2.56         1.05          0.23           1.67
                              ======        ======       ======       ======       ======        ======         ======
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